EXHIBIT 10.2

PHANTOM STOCK AWARD AGREEMENT

This Phantom Stock Award Agreement (the “Agreement”) has been made as of                       , (the “Date of Grant”) between Duke Energy Corporation, a Delaware corporation, with its principal offices in Charlotte, North Carolina (the “Corporation”), and James E. Rogers (the “Grantee”).

RECITALS

The Corporation has entered into an employment agreement with the Grantee dated February 19, 2009 (the “Employment Agreement”), pursuant to which it has agreed to make certain equity-based awards to the Grantee, including the award memorialized by this Agreement (the “Award”).  The Award memorialized by this Agreement is made pursuant to the Duke Energy Corporation 2006 Long-Term Incentive Plan, as it may, from time to time, be further amended (the “Plan”).  The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan and the Employment Agreement, the Corporation has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1.  Number and Nature of Phantom Stock Units and Tandem Dividend Equivalents.  The number of Phantom Stock units and the number of tandem Dividend Equivalents subject to this Award are each              .  Each Phantom Stock unit, upon becoming vested before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock.  Each tandem Dividend Equivalent represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Grant and before the Dividend Equivalent expires.  Phantom Stock units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.

Section 2.  Vesting of Phantom Stock Units.  The specified percentage of the Phantom Stock units subject to this Award, and not previously forfeited, shall vest, with such percentage considered satisfied to the extent such Phantom Stock units have previously vested, as follows:

(a)           Upon Grantee remaining continuously employed by the Corporation, including Subsidiaries, from the Date of Grant through the Vesting Date,

Vesting Percentage	Vesting Date

(i)            For purposes of vesting under this Section 2(a), if such employment terminates as a result of termination of such employment (1) by the Corporation without “Cause” (as defined in the Employment Agreement) or (2) by the Grantee with “Good Reason” (as defined in the Employment Agreement) or (3) by reason of retirement of the Grantee with approval of the Board of Directors of the Corporation (the “Board”), subject to the timely execution and non-revocation of a release of claims as described in the Employment Agreement, each Phantom Stock unit subject to this Award, which unit has not previously been forfeited or vested, shall continue to vest under this Section 2(a) as if Grantee’s employment had not been terminated

(ii)           If such employment terminates (1) as the result of Grantee’s death or (2) as the result of Grantee’s disability (meaning any physical or mental illness or injury that precludes Grantee from performing any job for which he is qualified and able to perform based upon his education, training or experience), subject to the timely execution and non-revocation of a release of claims as further described in the Employment Agreement, each Phantom Stock unit subject to this Award, which unit has not previously been forfeited or vested, immediately shall become fully vested.

(iii)          If such employment terminates as a result of termination of such employment (1) by the Employee other than with “Good Reason” (as defined in the Employment Agreement) and other than by reason of retirement with the approval of the Board or (2) by the Corporation for “Cause” (as defined in the Employment Agreement), each Phantom Stock unit subject to this Award, which unit has not previously been forfeited or vested, shall expire and be forfeited immediately.

(iv)          In the event that at a time when vesting would otherwise occur under this Section 2(a), Grantee is on an employer-approved, personal leave of absence, then, unless prohibited by law, vesting shall be postponed and shall not occur unless and until Grantee returns to active service in accordance with the terms of the approved personal leave of absence and before January 15 of the calendar year immediately following the calendar year in which occurs the Date of Grant.  In the event Grantee does not return to active service from such leave of absence prior to such January 15, any Phantom Stock units covered by this Award that were not vested as of the commencement of such leave shall be immediately forfeited (as if Grantee terminated employment for purposes of Section 4 hereof).

(b)           If, following the occurrence of a Change in Control (as defined in the Plan as in effect on the effective date of the Employment Agreement) and before vesting or forfeiture, such employment is terminated (1) by the Corporation without “Cause” (as defined in the Employment Agreement), (2) by the Grantee with “Good Reason” (as defined in the Employment Agreement) or (3) by reason of retirement of the Grantee with the approval of the Board, each Phantom Stock unit subject to this Award, which unit has not previously been forfeited or vested, immediately shall become fully vested.

Section 3.  Grantee Obligation under Employment Agreement.  Grantee acknowledges that this Award is subject to Grantee’s obligations under the confidentiality, noncompetition and nonsolicitation provisions set forth in Section 9 of the Employment Agreement.

Section 4.  Forfeiture/Expiration.  Any Phantom Stock unit subject to this Award shall be forfeited and expire upon the termination of Grantee’s continuous employment by the Corporation, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2.  Any Dividend Equivalent subject to this Award shall expire at the time the unit of Phantom Stock with respect to which the Dividend Equivalent is in tandem (i) is vested and paid, or deferred, (ii) is forfeited, or (iii) expires.  The Grantee agrees that, in the event he violates the confidentiality, noncompetition or nonsolicitation provisions set forth in Section 9 of the Employment Agreement, (1) he will forfeit and not be entitled to any further payments in accordance with Section 2(a)(i) hereof and (2) if such violation is after the termination of his employment, he will be obligated to repay to the Corporation any amounts paid (determined as of the date of payment) after the termination of employment pursuant to Section 2(a) or (b) hereof, with such sum reduced by any amount previously repaid pursuant to this Section 4.  Such amount shall be paid to the Corporation in cash in a single sum within ten (10) business days after the first date of the violation, whether or not the Corporation has knowledge of the violation or has made a demand for payment. Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.

Section 5.  Dividend Equivalent Payments.  Payments with respect to any Dividend Equivalent subject to this Award shall be paid in cash to the Grantee within 60 days after the time cash dividends are declared and paid with respect to the Common Stock on or after the Date of Grant and before the Dividend Equivalent expires, but in no event later than the calendar year in which the dividends are declared and paid.  However, should the timing of a particular payment under Section 6 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment.  Dividend Equivalent payments shall be subject to withholding for taxes.  Any required tax withholdings in respect of Dividend Equivalents attributable to Phantom Stock units shall be satisfied by reducing the cash payment in respect of the required withholding amount, unless the Compensation Committee of the Board (the “Committee”), or its delegatee, in its discretion, permits Grantee to satisfy such tax obligation by other payment to the Corporation.

Section 6.  Payment of Phantom Stock Units.  Payment of Phantom Stock units subject to this Award shall be made to the Grantee as soon as practicable following the time such units become vested in accordance with Section 2 prior to their expiration but in no event later than 60 days following such vesting, except to the extent deferred by Grantee in accordance with such procedures as the Committee, or its delegatee, may prescribe from time to time or except to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.  Payment (or deferrals, as applicable) shall be subject to withholding for taxes.  Payment shall be in the form of one (1) share of Common Stock for each full vested unit of Phantom Stock and any fractional vested unit of Phantom Stock shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Phantom Stock units became vested, or if later, payable.  Notwithstanding the foregoing, the number of shares of Common Stock that would otherwise be paid or deferred (valued at Fair Market Value on the date the respective unit of Phantom Stock became vested, or if later, payable) shall be reduced by the Committee, or its delegatee, in its sole discretion, to fully satisfy tax withholding requirements, unless the Committee, or its delegatee, in its discretion requires Grantee to satisfy such tax obligation by other payment to the Corporation.

Section 7.  No Employment Rights.  Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment by the Corporation or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 8.  Nonalienation.  The Phantom Stock units and Dividend Equivalents subject to this Award are not assignable or transferable by the Grantee.  Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Phantom Stock unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Phantom Stock unit or Dividend Equivalent, or upon such right or privilege, such Phantom Stock unit or Dividend Equivalent or right or privilege, shall immediately become null and void.

Section 9.  Determinations.  Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 10.  Governing Law.  The validity and construction of this Agreement shall be governed by the laws of the state of Delaware applicable to transactions taking place entirely within that state.

Section 11.  Conflicts with Plan, Correction of Errors, Section 409A and Grantee’s Consent.  In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling.  In addition, in the event that any provision of this Agreement and/or Plan conflicts in any way with a provision of the Employment Agreement, such Employment Agreement provision shall be controlling and the applicable provision of this Agreement and/or Plan shall be without force and effect to the extent necessary to cause such Employment Agreement provision to be controlling, except to the extent such treatment would constitute a material modification of the Plan requiring stockholder approval.  In the event that, due to administrative error, this Agreement does not accurately reflect a Phantom Stock Award properly granted to Grantee pursuant to the Plan and the Employment Agreement, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to Grantee under Section 409A of the Code.  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).  The Corporation and the Grantee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Corporation shall not be required to assume any increased economic burden.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated employment with Corporation for purposes of this Agreement and no payments shall be due to him under this Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Grantee’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Grantee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.

Section 12.  Compliance with Law.  The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws applicable to the Plan and this Award; provided, however, notwithstanding any other provision of this Award, the Corporation shall not be obligated to deliver any shares of Common Stock pursuant to this Award if the delivery thereof would result in a violation of any such law.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Grant.

ATTEST:		DUKE ENERGY CORPORATION:

By:	Marc E. Manly	By:	James H. Hance, Jr.
	Corporate Secretary	Its:	Chairman, Compensation Committee

Acceptance of Phantom Stock Award

IN WITNESS OF Grantee’s acceptance of this Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement effective this          day of                     .

Grantee’s Signature
James E. Rogers